UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2006

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150	94608-1071
Emeryville, California (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Performance Share Program

On March 27, 2006, the Compensation Committee of the board of directors (the “Board”) of LeapFrog Enterprises, Inc. (“LeapFrog”), approved the guidelines under which it and a committee appointed by the Board and made up of LeapFrog’s Chief Executive Officer (the “Non-Executive Officer Stock Award Committee”), may grant to employees of LeapFrog a combination of stock options, restricted stock unit awards and performance shares (collectively the “Equity Grants”) in the 2006 fiscal year under the company’s 2002 Equity Incentive Plan. These guidelines apply to Equity Grants made to all employees, including our Chief Executive Officer and four most highly-compensated executive officers (collectively our “Named Executive Officers”). Equity Grants made to employees who are executive officers, as such term is defined in Section 16 of the Exchange Act and Rule 16a-1 thereunder, of LeapFrog (the “Section 16 Officers”), including our Named Executive Officers, were approved by the Compensation Committee on March 27, 2006. The Board granted to the Non-Executive Officer Stock Award Committee the power to grant to employees who are not Section 16 Officers, Equity Grants pursuant to the guidelines approved by the Compensation Committee of the Board.

Under the guidelines approved by the Compensation Committee, eligible employees, including the Named Executive Officers, may be allowed to participate in the performance share program set forth in LeapFrog’s 2002 Equity Incentive Plan for the 2006 through 2008 performance cycle. Under the performance share program, eligible employees will have the opportunity to receive shares of LeapFrog’s common stock based on formulas tied to certain pre-established financial performance goals approved by the Board or the Compensation Committee for the 2006, 2007 and 2008 fiscal years. On March 27, 2006, the Compensation Committee approved the “Target Award” assigned to each of the participating Section 16 Officers. The Target Award is the number of shares of LeapFrog’s common stock that will be awarded to the recipient if the pre-established financial performance goals are met during the 2006 through 2008 performance cycle. If the level of such performance goals that is achieved during the performance cycle is less or more than the specified target level, the recipient will be awarded a percentage (up to a maximum of 200%) of shares subject to the Target Award; provided, however, that if a specified minimum level of financial performance is not achieved during the performance cycle, the recipient will not be entitled to receive any shares. The award recipients are eligible to earn one-third of their Target Awards for each year that the annual performance goals are met during the 2006 through 2008 performance cycle. For the 2006 period, LeapFrog’s operating profit, operating cash flow and revenue are the performance measures that will be used to determine whether the performance goals have been achieved.

Bonus Plans

On March 27, 2006, the Compensation Committee approved the 2006 employee bonus plan (the “2006 Employee Bonus Plan”) in which employees of LeapFrog, including certain of our Named Executive Officers, but not including LeapFrog employees who are participating in another LeapFrog incentive program (such as a sales incentive or commission program) or have individual compensation arrangements regarding bonus payments, may participate. Under the 2006 Employee Bonus Plan, cash bonuses, if any, will be based on the achievement of overall company and business unit goals and specified individual performance goals, if applicable, as well as a review of overall personal performance, which, depending on the position of the employee, will be determined either at the discretion of LeapFrog senior management or the Compensation Committee.

Under the 2006 Employee Bonus Plan, depending on the degree to which LeapFrog meets the 2006 financial performance goals approved by the Compensation Committee, the total pool of potential cash bonuses that may be paid may be up to a maximum of 200% of the total target bonus opportunities of LeapFrog employees eligible to participate in the 2006 Employee Bonus Plan as of December 31, 2006. The target bonus opportunities for participants in the 2006 Employee Bonus Plan will be based on a percentage of the participant’s earned base salary.

The objective company performance goals for each participant will be based on a combination of LeapFrog’s overall 2006 operating profit, net sales and gross margin and the financial performance of the business unit with which the participant is associated as measured by that particular business unit’s 2006 operating profit, net sales and gross margin. The individual performance goals for each participant will be based on the evaluation of performance objectives or the rating of the participant’s overall performance, whichever is applicable given the position of the participant.

On March 27, 2006, the Compensation Committee approved a bonus plan for Timothy M. Bender, LeapFrog’s President, Worldwide Consumer Group and one of our Named Executive Officers for 2005. Under this plan, Mr. Bender is eligible to receive a bonus payment of $200,000, half of which will be paid on or about October 1, 2006 provided that certain company initiatives approved by the Compensation Committee have been achieved as of that date and the other half of the bonus will be paid on or about April 1, 2007, provided that the remainder of the company initiatives approved by the Compensation Committee have been achieved by Mr. Bender as of that date.

Change in Compensation Arrangement with a Named Executive Officer

On March 27, 2006, the Compensation Committee approved increases in the annual base salaries paid to certain of our Section 16 Officers to be effective as of April 1, 2006, including an increase in the annual base salary to be paid to William B. Chiasson, LeapFrog’s Chief Financial Officer and one of our Named Executive Officers for 2005, from $290,000 per year to $305,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: March 31, 2006	By:	/s/ Thomas J. Kalinske
Thomas J. Kalinske Chief Executive Officer